CONSENT OF KEVIN PEMBERTON

The undersigned hereby consents to the references to, and the information derived from, mineral reserve estimates for the Masbate Mine and the Limon Mine, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by B2Gold Corp.

/s/ Kevin Pemberton
Kevin Pemberton, P.E.
December 23, 2015